Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Brian Keogh 425-453-9400

ESTERLINE PROMOTES AL YOST TO

CORPORATE GROUP VICE PRESIDENT

BELLEVUE, Wash., November 23, 2009 — Esterline Corporation (NYSE:ESL), a leading specialty manufacturer serving the aerospace, defense and medical markets, today announced the promotion of Albert S. Yost to corporate Group Vice President.

Yost has more than 17 years of broad operational experience in the aerospace/defense and medical technology sectors, including more than two years as President of Esterline’s Advanced Input Systems unit. During that time he also held management responsibility for Esterline’s Interface Technologies business platform, which encompasses six operating locations in the U.S., Europe and Asia. He first joined Esterline in 1999 as Director of Finance for Esterline’s Mason Electric operation in southern California.

Esterline CEO Brad Lawrence said, “Al has years of experience in our key markets, deep financial accumen, and excellent management skills; put those elements together and you have an ideal next Group Vice President.”

Prior to joining Esterline, Yost held positions at Moog’s aircraft group and Raytheon Aircraft. He graduated from Brigham Young University with an economics degree and later obtained an MBA from Utah State University.

About Esterline:

Esterline Corporation is a leading worldwide supplier to the aerospace and defense industry specializing in three core areas: Advanced Materials, Avionics & Controls and Sensors & Systems. With annual sales of $1.5 billion, Esterline employs roughly 9,000 people, including 1,500 engineers worldwide. Operations within the Advanced Materials segment focus on technologies including high-temperature-resistant materials and components used for a wide range of military and commercial aerospace purposes, and combustible ordnance and electronic warfare countermeasure products. Operations within the Avionics & Controls segment focus on technology interface systems for commercial and military aircraft and similar devices for land- and sea-based military vehicles, secure communications systems, specialized medical equipment, and other high-end industrial applications. The Sensors & Systems segment includes operations that produce high-precision temperature and pressure sensors, electrical power distribution equipment, and other related systems principally for aerospace and defense customers.